                                                                    EXHIBIT 99.1

                MCLEODUSA REPORTS CONTINUED GROWTH IN REVENUES
                      AND EBITDA FOR SECOND QUARTER 1998


CEDAR RAPIDS, IOWA, JULY 29, 1998 -- McLeodUSA Incorporated (NASDAQ/NMS:MCLD), a provider of integrated telecommunications services in Midwest and Rocky Mountain states, today reported second quarter results for 1998. Revenues were $155.7 million for the quarter ended June 30, 1998, an increase of 235 percent compared to revenues of $46.5 million for the second quarter of 1997. Net loss for the quarter was $29.8 million or $(0.47) per share compared to a net loss of $16.5 million or $(0.31) per share for the second quarter of 1997. EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was a positive $5.65 million compared with EBITDA loss of $9.44 million a year ago.

Steve Gray, President and COO, commented, "I continue to be pleased with our performance, both operationally and financially. Our quarterly achievements more than met market expectations, due to lower expenses and higher margin revenues associated with our continuing emphasis on business sales, and the continuing migration of services onto our network."

Of the $155.7 million in total revenues for the quarter, telecommunications revenues accounted for 68 percent and directory advertising revenues, 29 percent. Directory revenues were up $17.6 million or 63 percent from the most recent quarter, and 125 percent higher than the same quarter a year ago, due in part, to anticipated seasonal variations.

McLeodUSA reported an increase in CLEC local lines in service from 223,200 lines at the end of first quarter to 253,600 lines as of June 30, an increase of 14 percent for the quarter and 145 percent over the second quarter total in 1997. Total local lines in service increased 233 percent year over year.

Gray: "Our telecommunications revenues were up as a result of our continued success in capturing business line share from the incumbent providers." Total business lines sold increased 22 percent over the most recent quarter and 37 percent over second quarter a year ago. "In support of our business sales effort, we are increasing our sales force by over 20 percent, and continue to grow our data and private line sales," Gray added.

During 1998, McLeodUSA continues to focus on market share growth as it builds facilities to prepare for the 1999 and 2000 migration of customers onto the Company's network. Consistent with this strategy, Gray stated, "We are on track to add 2,000 additional miles of fiber optic network in 1998 as a result of our own intra- and inter-city construction efforts and through fiber exchange agreements and acquisition." Of the Company's 5,573 route miles constructed, approximately 3,200 are in operation.

An example of network acquisition occurred earlier this week when the Company announced a definitive agreement to acquire QST Communications Inc. of Peoria, IL, a competitive access provider serving commercial and industrial customers in central Illinois. Commenting on this acquisition Gray stated, "Upon closing, we will gain a fiber optic city ring in Peoria of 112 route miles and a nearly completed fiber optic link to Springfield, IL of another 65 miles. This agreement creates another long-term relationship with a utility company and speeds our ability to direct connect to business customers in Peoria, where we had already planned to construct network as part of our AT&T agreement and our MainStreet initiative."

MainStreet is the McLeodUSA project name for constructing network along business corridors in cities where the Company has established market share. Since the project's inception at the beginning of second quarter, the MainStreet team routed 1,800 miles in 44 cities by quarter end in preparation for network engineering and construction.

Summarizing the quarter, Clark McLeod, Chairman and CEO, stated, "The third phase of our execution strategy, migrating customers onto our network, is now becoming reality for McLeodUSA. We will continue to build customer share with particular emphasis on business lines, and will continue to construct and acquire network as we begin the early stages of our three year migration phase."

McLeodUSA, founded in June of 1991, is a provider of integrated telecommunications services to business and residential customers. The Company's telecommunications customers are located in ten Midwest and Rocky Mountain states; future expansion will add 4 additional states. McLeodUSA is a facilities-oriented telecommunications provider with 7 switches, 344,000 local lines, 5,000 employees, and nearly 5,600 route miles of fiber optic network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 16 million copies of competitive directories in 20 states, reaching 27 million people or 10 percent of the nation's population.

The statements contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to revision of expansion plans, availability of financing and regulatory approvals, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological, regulatory or other developments in the Company's business, changes in the competitive climate in which the Company operates and the emergence of future opportunities, all of which could cause actual results and experiences of McLeodUSA Incorporated to differ materially from anticipated results and expectations expressed in the forward-looking statements contained herein. These and other applicable risks are summarized under the caption "Business-Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, which is filed with the Securities and Exchange Commission.

                    McLeodUSA Incorporated and Subsidiaries
                     Consolidated Statement of Operations
                   (In thousands except for per share data)
                                  (Unaudited)




                                                            Three Months                     Six Months
                                                               Ended                           Ended
                                                              June 30,                        June 30,
                                                               1998*            1997           1998*            1997
Revenues:
Telecommunications:
Local and long distance                                         $ 63,658        $ 18,551        $125,316        $ 33,399
Local exchange services (ICTC)                                    16,610            ----          32,553            ----
Private line and data                                             10,584           2,256          19,969           4,669
Network maintenance and equipment                                  7,604           3,434          15,085           5,419
Other telecommunications                                           6,892            ----          13,776            ----
Total telecommunications revenue                                 105,348          24,241         206,699          43,487
Directory                                                         45,514          20,273          73,478          34,487
Telemarketing                                                      4,833           2,009           9,849           4,296
Total revenues                                                  $155,695        $ 46,523        $290,026        $ 82,270

Operating expenses:
Cost of service                                                   83,068          26,520         158,113          46,758
Selling, general and administrative                               66,981          29,441         125,749          54,388
Depreciation and amortization                                     21,046           5,231          40,477           9,353
Other                                                              1,900             999           3,800           2,607
Total operating expenses                                         172,995          62,191         328,139         113,106
Operating loss                                                   (17,300)        (15,668)        (38,113)        (30,836)
Non-operating income (expense):
Interest income                                                    7,821           6,199          12,434          10,452
Interest (expense)                                               (20,410)         (7,039)        (35,164)         (9,486)
Other                                                                 98              12             785              19
Total non-operating income (expense)                             (12,491)           (828)        (21,945)            985
Loss before income taxes                                         (29,791)        (16,496)        (60,058)        (29,851)
Income Taxes                                                        ----            ----            ----            ----
Net loss                                                        $(29,791)       $(16,496)       $(60,058)       $(29,851)
Loss per common share                                             $(0.47)         $(0.31)         $(0.96)         $(0.57)
Weighted average common shares outstanding                        62,644          52,583          62,436          52,456
EBITDA                                                          $  5,646        $ (9,438)       $  6,164        $(18,876)

*CCI merger completed September 1997

                    McLeodUSA Incorporated and Subsidiaries
                      Consolidated Statement of Operations
                    (In thousands except for per share data)
                                  (Unaudited)



                                                                   Three Months Ended
                                                                   9/30/97        12/31/97        3/31/98*       6/30/98*
Revenues:
Telecommunications:
Local and long distance                                           $ 26,783       $  52,607       $ 61,658       $ 63,658
Local exchange services (ICTC)                                        ----          16,117         15,943         16,610
Private line and data                                                2,848           9,657          9,385         10,584
Network maintenance and equipment                                    6,396           9,150          7,481          7,604
Other telecommunications                                              ----           7,141          6,884          6,892
Total telecommunications revenue                                    36,027          94,672        101,351        105,348
Directory                                                           11,073          35,495         27,964         45,514
Telemarketing                                                        2,225           6,124          5,016          4,833
Total revenues                                                    $ 49,325       $ 136,291       $134,331       $155,695

Operating expenses:
Cost of service                                                     30,987          73,445         75,045         83,068
Selling, general and administrative                                 31,975          61,795         58,768         66,981
Depreciation and amortization                                        6,355          17,567         19,431         21,046
Other                                                                   82           1,943          1,900          1,900
Total operating expenses                                            69,399         154,750        155,144        172,995
Operating loss                                                     (20,074)        (18,459)       (20,813)       (17,300)
Non-operating income (expense):
Interest income                                                      7,618           4,590          4,613          7,821
Interest (expense)                                                 (11,270)        (13,871)       (14,754)       (20,410)
Other                                                                   21           1,386            687             98
Total non-operating income (expense)                                (3,631)         (7,895)        (9,454)       (12,491)
Loss before income taxes                                           (23,705)        (26,354)       (30,267)       (29,791)

Income Taxes                                                          ----            ----           ----           ----
Net loss                                                          $(23,705)      $ (26,354)      $(30,267)      $(29,791)
Loss per common share                                               $(0.45)         $(0.43)        $(0.49)        $(0.47)
Weighted average common shares outstanding                          53,335          61,567         62,227         62,644
EBITDA                                                            $(13,637)      $   1,051       $    518       $  5,646

                      McLeodUSA Selected Statistical Data:


                                                            12/31/97                 3/31/98                 6/30/98
Sales cities                                                      60                      63                      64
Central offices / switches                                       366                     376                     380
Cities served                                                    227                     259                     266
Route miles                                                    4,908                   5,086                   5,573
Total local lines in service                                 282,600                 313,900                 344,300
Business                                                     149,300                 174,000                 201,300
Residential                                                  133,300                 139,900                 143,000
Total local customers                                        157,000                 166,400                 174,600
Business                                                      29,200                  32,300                  37,600
Residential                                                  127,800                 134,100                 137,000
CLEC Local lines in service                                  193,000                 223,200                 253,600
Business                                                     124,900                 149,200                 176,200
Residential                                                   68,100                  74,000                  77,400
CLEC Local line customers                                     86,000                  94,700                 103,200
Business                                                      22,200                  25,200                  30,400
Residential                                                   63,800                  69,500                  72,800
CLEC Lines per business customer                                 5.6                     5.9                     5.8
CLEC Lines sold during quarter                                41,200                  37,500                  32,700
Business                                                      26,700                  21,600                  26,400
Residential                                                   14,500                  15,900                   6,300
New CLEC Lines in service during quarter                      38,800                  30,200                  30,400
Business                                                      20,800                  24,300                  27,000
Residential                                                   18,000                   5,900                   3,400
ILEC Local lines in service                                   89,600                  90,700                  90,700
Business                                                      24,400                  24,800                  25,100
Residential                                                   65,200                  65,900                  65,600
ILEC Local line customers                                     71,000                  71,700                  71,400
Business                                                       7,000                   7,100                   7,200
Residential                                                   64,000                  64,600                  64,200